[446216.EX77Q_360]1

Oppenheimer AMT-Free New York Municipals

NSAR Exhibit—Item 77Q

Post-Effective Amendment No. 41 (2-91683) to the Registration Statement of Oppenheimer AMT-Free New York Municipals (the “Registrant”), Accession Number 0000728889-12-000093, which includes Amendment No. 3 to the Amended and Restated Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR.